EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-22819 and 333-58318) pertaining to the Biopool International, Inc. 1993 Stock Incentive Plan and the Biopool International, Inc. 2000 Stock Incentive Plan of our report dated March 13, 2002, with respect to the consolidated financial statements of Xtrana, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2002, with respect to the consolidated balance sheet of Xtrana, Inc. as of December 31, 2001 (not presented separately therein), and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended.



                              /s/ ERNST & YOUNG LLP
                              ---------------------
                                Ernst & Young LLP




Denver, Colorado
March 28, 2003